                                                                 EXHIBIT 11

WHITTMAN-HART, INC.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                    THREE MONTHS ENDED           SIX MONTHS ENDED
                                                         JUNE 30,                     JUNE 30,
                                                 1997            1996           1997           1996
                                                -----           -----           ----          -----

Net income                                       $2,451,605     $1,077,056     $4,532,882     $1,744,688
                                                 ----------     ----------     ----------     ----------
                                                 ----------     ----------     ----------     ----------

Weighted average common shares outstanding       20,388,245     15,402,048     20,290,074     13,096,462
Effect of stock options calculated according
    to the treasury stock method                  1,428,358      1,339,324      1,394,381      1,222,738
Conversion of redeemable preferred stock             -             672,404                     1,292,276
                                                 ----------     ----------     ----------     ----------
Weighted average common and common
    equivalent shares outstanding                21,816,603     17,413,776     21,684,455     15,611,476
                                                 ----------     ----------     ----------     ----------
                                                 ----------     ----------     ----------     ----------
Net income per share                                  $0.11          $0.06          $0.21          $0.11
                                                 ----------     ----------     ----------     ----------
                                                 ----------     ----------     ----------     ----------